Exhibit 10.3

AMERICAN INTERNATIONAL GROUP, INC.

CLAWBACK POLICY

(Effective March 21, 2013)

Purpose

American International Group, Inc. (“AIG”) is establishing this AIG Clawback Policy (this “Policy”) to encourage sound risk management and increase individual accountability. This Policy has been approved by the Compensation and Management Resources Committee (as constituted from time to time, and including any successor committee, the “Committee”) of AIG’s Board of Directors (the “Board”) and is effective prospectively from March 21, 2013 (the “Effective Date”).

Administration

The Committee will administer this Policy. Actions of the Committee pursuant to this policy may be taken by the vote of a majority of its members. The Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. The Board may, in its sole discretion, at any time and from time to time, administer this Policy, in which case the Board will have all of the authority and responsibility granted to the Committee herein. All determinations and interpretations made by the Committee or the Board will be final, binding and conclusive.

Policy

1.	Coverage

A. Covered Employees. All executive officers are designated as “Covered Employees”. In addition, the Committee may designate other employees as “Covered Employees” (or remove such designation) from time to time, including without limitation any employee who is identified by AIG as a “covered employee” under the Interagency Guidance on Sound Incentive Compensation Policies (or such other similar designation under any government regulation that may be applicable to AIG in the future) or any employee who receives AIG equity or equity-based awards. For purposes of this Policy, the term “executive officer” means any current or former executive officer of AIG for purposes of the Securities Exchange Act of 1934, as amended.

B. Covered Compensation Arrangements. This Policy will apply to any bonus, equity or equity-based award or other incentive compensation granted (1) for any Covered Employee who is an executive officer, on or after the Effective Date and (2) for any other Covered Employee, during the period in which he or she is designated as a Covered Employee (such compensation, “Incentive Compensation”). For the avoidance of doubt, the following will not be considered Incentive Compensation: (i) salary, tax-qualified retirement benefits, “other” compensation arising from reasonable relocation or expatriate expenses, elective deferrals of salary, programs provided to salaried employees generally in which the level of benefits is not determined by the employee’s level of compensation and programs that provide a de minimis amount of compensation, as determined by the Committee; and (ii) incentive compensation awarded pursuant to a structure determined by the Special Master for TARP Executive Compensation (which is subject to clawback provisions specified by the Special Master).

C. Covered Events. For purposes of this policy, a “Covered Event” means the occurrence of any of the following events for a Covered Employee who is an executive officer:

1. A material restatement of all or a portion of AIG’s financial statements occurs (a “Material Restatement Event”);

2. Incentive Compensation was awarded to, or received by, the Covered Employee based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined (regardless of whether the Covered Employee was responsible for the inaccuracy) (an “Inaccurate Metrics Event”);

3. A failure by the Covered Employee to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, that results in a material adverse impact on AIG, any of AIG’s business units or the broader financial system;

4. An action or omission by the Covered Employee constitutes a material violation of AIG’s risk policies as in effect from time to time; or

5. An action or omission by the Covered Employee results in material financial or reputational harm to AIG.

For any Covered Employee who is not an executive officer, a “Covered Event” shall mean any combination of clauses (1) through (5) that the Committee, in its sole discretion, has determined to be appropriate.

2.	Exercise of Clawback Authority

If the Committee determines that a Covered Event has occurred, the Committee may require the forfeiture and/or repayment of all or any portion of the following:

1. Any outstanding and unpaid Incentive Compensation, whether vested or unvested, that was awarded to the Covered Employee, and

2. Any Incentive Compensation that was paid to and received by the Covered Employee (including gains realized through the exercise of stock options or stock appreciation rights) during the twelve (12) month period preceding the date of the Covered Event or such longer period of time as required by any applicable statute or government regulation.

The existence and date of a Covered Event and the amount of any forfeiture and/or repayment will be determined by the Committee in its sole discretion; provided that, notwithstanding the foregoing, if a Material Restatement Event occurs, the Committee will consider all facts and circumstances that the Committee determines relevant and contributed to the restatement, including whether anyone responsible engaged in misconduct, and considering issues of accountability; and provided further that, if an Inaccurate Metrics Event occurs, the amount of Incentive Compensation subject to forfeiture and/or recoupment will be limited to the excess portion that the Covered Employee would not have received if such financial statements or performance metrics had been accurate (as determined in the sole discretion of the Committee).

Any forfeiture and/or recoupment under this Policy will be in addition to any other remedies that may be available under applicable law or AIG policy, including termination of employment.

3.	Limitations

The authority set forth in Section 2 of this Policy shall be limited to the extent that it would violate any applicable statute or government regulation or, unless otherwise required by applicable statute or government regulation, (1) result in substantial adverse tax or accounting consequences for AIG, (2) prejudice AIG’s interests in any related proceeding or investigation or (3) reasonably result in expenses that exceed the amount that would be forfeited and/or recouped in exercising such authority. In each case, the Committee will determine the extent of such limit in its sole discretion.

4.	Implementation

A. Executive Officers. To implement this Policy for any Covered Employee who is an executive officer, all awards under an Incentive Compensation plan, program or agreement (or the plan, program or arrangement itself) with respect to such Covered Employee will include the following language, adjusted as necessary in the sole discretion of the Committee, to address the particular arrangement:

“Notwithstanding anything to the contrary contained herein, in consideration of the grant of this award, you agree that this award and any payments hereunder will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that a Covered Event (as defined in such policy) has occurred.”

B. Other Covered Employees. To implement this Policy for any other Covered Employee, all awards under an Incentive Compensation plan, program or agreement (or the plan, program or arrangement itself) with respect to such Covered Employee will include the following language, adjusted as necessary (including deletion of any clauses that shall not constitute a Covered Event for such Covered Employee) in the sole discretion of the Committee, to address the particular arrangement:

“Notwithstanding anything to the contrary contained herein, in consideration of the grant of this award, you agree that this award and any payments hereunder will be subject to forfeiture and/or repayment to the extent provided for in the AIG Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that any of the following events has occurred (each such event, a “Covered Event” for purposes of the policy):

(i)	a material restatement of all or a portion of the AIG’s financial statements occurs and the Board or Committee determines that recovery of payments under this award is appropriate after reviewing all relevant facts and circumstances that contributed to the restatement, including whether you engaged in misconduct, and considering issues of accountability;

(ii)	payments under this award were based on materially inaccurate financial statements or on performance metrics that are materially inaccurately determined, regardless of whether you were responsible for the inaccuracy;

(iii)	your failure to properly identify, assess or sufficiently raise concerns about risk, including in a supervisory role, resulted in a material adverse impact on AIG, any of AIG’s business units or the broader financial system;

(iv)	any action or omission by you constituted a material violation of AIG’s risk policies as in effect from time to time; or

(v)	any action or omission by you resulted in material financial or reputational harm to AIG.”

5.	Acknowledgement by Covered Employees

The Board, the Committee or their delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Employee as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Employee; provided that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

6.	Amendment and Termination

The Committee may terminate this Policy at any time. The Committee may also, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever. Nothing in this Policy will be deemed to limit or restrict AIG from providing for forfeiture and/or repayment of compensation (including Incentive Compensation) under circumstances not set forth in this Policy.

7.	Indemnification

No member of the Board or employee of AIG exercising such person’s responsibilities under this Policy (each such person, an “Indemnitee”) will have liability to any person for any action taken or omitted to be taken or any determination made in good faith with respect to this Policy. Each Indemnitee will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnitee in connection with or resulting from any action, suit or proceeding to which such Indemnitee may be a party or in which such Indemnitee may be involved by reason of any action taken or omitted to be taken under this Policy and against and from any and all amounts paid by such Indemnitee, with AIG’s approval, in settlement thereof, or paid by such Indemnitee in satisfaction of any judgment in any such action, suit or proceeding against such Indemnitee, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. The foregoing right of indemnification will not be available to an Indemnitee to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnitee giving rise to the indemnification claim resulted from such Indemnitee’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Indemnitees may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.